Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

CCSC Technology International Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0005 per share (1)(2)	Rule 457(a)	143,750	$6	$862,500	0.00014760	$127.31
Fees Previously Paid	–	–	–	–	–	–	–	$0
	Total Offering Amounts					$862,500		$127.31
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$127.31

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). There is no current market for the securities or price at which the shares are being offered.
(2)	Includes 125,000 Ordinary Shares to be sold in the offering, and up to 18,750 Ordinary Shares that may be purchased by the underwriters under the over-allotment option, and additional Ordinary Shares to be issued to prevent dilution resulting from share splits, share dividends, or similar transactions.